UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2007

Lumera Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-50862	91-2011728
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

19910 North Creek Parkway, Bothell, Washington	98011
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (425) 415-6900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02.	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Lumera Corporation (“Lumera”) announced that it has entered into a Severance and Consulting Agreement with Mr. Thomas D. Mino, dated as of August 20, 2007 (the “Agreement”) in connection with his resignation as President and Chief Executive Officer of Lumera and member of Lumera’s Board of Directors.

Pursuant to the terms of the Agreement, Mr. Mino is entitled to receive, in addition to amounts currently due to him for work performed and vacation days accrued prior to his resignation, an amount equal to his current annual salary, $200,000 of which is payable in a single lump sum immediately and the remainder of which is payable in equal installments over the next twelve (12) months. Lumera will continue to contribute to the premium cost of coverage of Mr. Mino and his dependents under Lumera’s medical and dental plans during the next twelve months at the same rate as Lumera contributes to the cost of coverage for active employees.

Additionally, Mr. Mino has agreed to serve as a consultant to Lumera for up to 20 hours per month for an initial period of ten months commencing September 1, 2007. For providing these services, Mr. Mino will receive $10,000 per month during the initial ten month period and shall receive no compensation for any consulting services thereafter. All options held by Mr. Mino that are currently vested and exercisable will remain exercisable through the date that is 90 days after the termination of Mr. Mino’s consulting relationship with Lumera.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LUMERA CORPORATION

By:	/s/ Peter J. Biere
Name: Peter J. Biere
Title: Chief Financial Officer and Treasurer

Date: August 22, 2007